Exhibit 99.2
BearingPoint Inc. Ratings Withdrawn Due To Lack Of Financial Information
Primary Credit Analyst:
Philip Schrank, New York (1) 212-438-7859;
phil_schrank@standardandpoors.com
Publication date: 06-Feb-07, 15:21:35 EST
Reprinted from RatingsDirect
•	Current Ratings
NEW YORK (Standard & Poor’s) Feb. 6, 2007—Standard & Poor’s Ratings Services today withdrew its ‘B-’ corporate credit rating and ‘CCC+’ subordinated debt ratings on BearingPoint Inc. and removed them from CreditWatch, where they were placed March 18, 2005.
     “While BearingPoint continues to operate its business and recently filed its 2005 Form 10-K and the related 2005 Forms 10-Q, it has not completed its 2006 filings, thus neither its operations nor its financial performance can be assessed properly,” said Standard & Poor’s credit analyst Philip Schrank.
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